Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2015 RESULTS

JACKSON, Miss.  (September 29, 2014)   Cal-Maine Foods, Inc.  (NASDAQ: CALM) today announced results for the first quarter of fiscal 2015 ended August 30, 2014.

For the first quarter of fiscal 2015, net sales were $356.9 million, an increase of 12 percent compared with net sales of $319.5 million for the first quarter of fiscal 2014.  The Company reported net income of $27.7 million, or $1.15 per basic share and $1.14 per diluted share, for the first quarter of fiscal 2015 compared with net income of $8.8 million, or $0.36 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our financial and operating performance for the first quarter, marking a strong start to fiscal 2015.  Our increased sales reflect higher volumes and higher average selling prices compared with the first quarter last year.  Consumer demand for eggs has been very favorable and we experienced continued strong demand from all the major market segments including retail, egg product and exports.  Sales of specialty eggs have continued to trend higher and accounted for 18.8 percent of our total number of shell eggs sold and 26.8 percent of our shell egg sales revenue for the first quarter of fiscal 2015.”

As previously announced on July 25, 2014, the Company entered into a new joint venture for specialty egg sales with Hickman’s Egg Ranch, Inc., based in Buckeye, Arizona.  The new joint venture, known as Southwest Specialty Eggs, LLC, acquired the Egg-Land’s Best, Inc. franchise for the state of Arizona.   On September 12, 2014, Southwest Specialty Eggs, LLC, announced the acquisition of the Egg-Land’s Best, Inc. franchise for the southern California market region that includes Clark County and Las Vegas, Nevada.  As a result of these acquisitions, Southwest Specialty Eggs, LLC has licensing agreements for the sale of Egg-Land’s Best® and Land O’ Lakes® branded specialty eggs, as well as 4Grain®, Farmhouse Eggs® and other premium brands in these market regions.

Baker added, “These transactions are commensurate with our growth strategy to expand our market reach in specialty egg sales.  Consumer demand for specialty eggs has continued to grow and Cal-Maine Foods is well positioned to meet this demand with a variety of healthy choices for our customers.  We will continue to focus on enhancing our product mix with a full complement of conventional, cage-free, organic and nutritionally enhanced eggs.

“Our operations have run well this summer and we were able to benefit from lower feed costs in the first quarter of fiscal 2015 compared with the same period last year.  Our average feed costs were 48.4 cents per dozen, down 11 percent from the first quarter of fiscal 2014. However, we continue to pay relatively high basis levels for our primary feed ingredients, particularly soybean meal, and we expect this trend to continue until the fall harvest is in and supplies are replenished.  Operating income was $41.2 million for the first quarter compared with $11.1 million a year ago.  These results reflect our lower feed costs and our management team’s focused efforts throughout our operations to be an efficient, low-cost producer.

-MORE-

CAL-MAINE FOODS, INC.        POST OFFICE BOX 2960    ▪ JACKSON, MISSISSIPPI 39207

 PHONE  601-948-6813                          FAX  601-969-0905

Cal-Maine Foods Reports First Quarter Fiscal 2015 Results

September 29, 2014

“Looking ahead to the remainder of the year, we are monitoring macroeconomic conditions that could have an impact on Cal-Maine Foods and the egg industry.  The current USDA reports indicate the national laying flock is at a record high level, which could increase the future egg supply and put downward pressure on egg prices.  Additionally, the pending implementation of Proposition 2 and Assembly Bill 1437 related to egg production standards and sales in California is expected to be effective January 1, 2015.  While the final outcome is still uncertain, this legislation could have a significant impact on egg production throughout the country and is being closely watched by everyone in our industry.

“We are pleased with Cal-Maine Food’s performance to date, and we believe the fundamentals of our business support continued growth and profitability for fiscal 2015,” added Baker.  “The expansion projects for our operations in Florida, Kansas, Kentucky and Texas are moving forward, and the additional capacity and improved efficiencies will result in less dependence on outside egg purchases.  In addition, we will significantly expand our capacity for specialty eggs at both the Kansas and Kentucky facilities. The more favorable growing conditions this summer should improve the yield of this year’s corn and soybean crops and support lower feed costs for the remainder of this fiscal year once the harvest season is over.   Additionally, we believe our focused marketing efforts to expand specialty egg sales will enhance our ability to meet the changing demands of our customers.  Overall, we believe we have the right growth strategy in place and look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2015.”

For the first quarter of fiscal 2015, Cal-Maine Foods will pay a cash dividend of approximately $0.381 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable November 13, 2014, to shareholders of record on October 29, 2014.

Selected operating statistics for the first quarter of fiscal 2015 compared with the prior year period are shown below:

	13 Weeks Ended
	August 30, 2014	August 31, 2013
Dozen Eggs Sold (000)	251,684	242,549
Dozen Eggs Produced (000)	192,216	179,727

% Specialty Sales (dozen)	18.8%	16.2%

Net Average Selling Price (dozen)	$ 1.354	$ 1.253
Feed Cost (dozen)	$ 0.484	$ 0.544

% Specialty Sales Dollars	26.8%	24.6%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

-MORE-

CALM Reports First Quarter Fiscal 2015  Results

September 29, 2014

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

.

-MORE-

CALM Reports First Quarter Fiscal 2015 Results

September 29, 2014

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended
	August 30, 2014	August 31, 2013
Net sales	$ 356,944	$ 319,528
Gross profit	81,101	44,911
Operating income	41,163	11,070
Other income	1,623	2,711
Income before income taxes and noncontrolling interest	42,786	13,781
Income before income taxes attributable to Cal-Maine Foods, Inc.	42,256	13,640

Net income	$ 27,655	$ 8,756

Net income per share:
Basic	$ 1.15	$ 0.36
Diluted	$ 1.14	$ 0.36
Weighted average shares outstanding
Basic	24,065	24,039
Diluted	24,199	24,131

SUMMARY BALANCE SHEETS

	4
	August 30, 2014	May 31, 2014
ASSETS
Cash and short-term investments	$ 210,979	$ 209,259
Receivables	89,762	87,516
Inventories	144,626	146,117
Prepaid expenses and other current assets	4,240	2,501
Current assets	449,607	445,393

Property, plant and equipment (net)	326,390	314,935
Other noncurrent assets	53,361	51,333
Total assets	$ 829,358	$ 811,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 82,462	$ 80,434
Current maturities of long-term debt	10,116	10,216
Deferred income taxes	30,297	30,451
Current liabilities	122,875	121,101

Long-term debt, less current maturities	48,352	50,877
Deferred income taxes and other liabilities	44,335	44,938
Stockholders' equity	613,796	594,745
Total liabilities and stockholders' equity	$ 829,358	$ 811,661

-END-